Synergetics Reports Record Quarterly Sales and Fourth Quarter and Fiscal 2012 Results

O'FALLON, MO -- (Marketwire - October 01, 2012) - Synergetics USA, Inc. (NASDAQ: SURG) ("Synergetics" or the "Company"), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the fourth quarter and year ended July 31, 2012.

Fourth Quarter Summary:

  Total sales were $16.9 million, a year-over-year increase of 7.7% and a 15.7% sequential increase over third quarter of fiscal 2012.
  OEM sales increased 26.8% and Ophthalmic sales declined 3.9% year-over-year.
  Domestic sales increased 12.1% and International sales declined 3.0% year-over-year.
  Disposable products sales increased 8.8% and capital equipment sales increased 1.6%.
  GAAP EPS was $0.08 versus $0.08 for the comparable period last year.
  Cash flow from operations was $547,000.

Fiscal Year Summary:

  Total sales were $60.0 million, up 7.8% year-over-year.
  OEM sales increased 23.2% and Ophthalmic sales increased 2.0% year-over-year.
  Domestic sales increased 12.9% and International sales declined 4.2% year-over-year.
  GAAP EPS from continuing operations* was $0.24 versus $0.23 in fiscal year 2011.

"Our fourth quarter of fiscal year 2012 concluded with solid 7.7% top line growth driven by momentum in our OEM business due to robust demand from our marketing partners. Our base Ophthalmic business decelerated in the fourth quarter. However, we recorded strong performance in the emerging markets of Brazil, Russia and India, as well as continued account penetration in the U.S. with VersaPACK™, trends that bode well for Synergetics' long-term growth prospects. Moreover, we are optimistic that the recent regulatory approval of VersaVIT™, our innovative, portable vitrectomy machine, will benefit Ophthalmic sales, particularly in the latter half of fiscal 2013. We are excited to be showcasing VersaVIT™ at the American Academy of Ophthalmology (AAO) meeting in Chicago beginning November 10th," said David M. Hable, the Company's President and Chief Executive Officer.

Mr. Hable continued, "Importantly, although we still anticipate challenges related to the global macroeconomic environment, our backlog entering the new fiscal year is quite strong and the progress we have made on our lean initiatives this year provides a solid foundation on which to build an increasingly efficient and increasingly profitable organization in the future. Thus, we anticipate improving financial performance in fiscal year 2013, both in terms of revenue and EPS growth, despite our planned investments to drive our new product introductions and the incremental expenses related to the medical device tax this year."

Fourth Quarter Results

Fourth quarter of fiscal 2012 sales totaled $16.9 million, an increase of 7.7% compared to sales of $15.7 million in the fourth quarter of fiscal 2011 and an increase of 15.7% compared to sales of $14.6 million in the third quarter of fiscal 2012. Fourth quarter sales performance was led by a 26.8% improvement in OEM sales through our marketing partners partially offset by a 3.9% decline in Ophthalmic sales. OEM sales in the quarter include the recognition of $321,000 of deferred revenues compared to $443,000 in the prior year fourth quarter.

*GAAP net income was $0.22 versus $0.23 in fiscal year 2011

  Domestic sales improved 12.1% to $12.5 million in the fourth quarter from the prior year's fourth quarter due to the strength in OEM sales. International sales of $4.4 million declined 3.0% year-over-year, primarily due to weakness in the European market. Strong orders from the emerging markets of Brazil, Russia and India offset weakness in other international markets which faced continued economic challenges and competitive factors again this quarter.

  Ophthalmic sales declined 3.9% to $9.2 million compared with $9.5 million the fourth quarter of fiscal 2011. Domestic Ophthalmic sales declined 4.8% and International Ophthalmic sales declined 2.9% year-over-year. Growth in disposable ophthalmic products was more than offset by weak demand for capital equipment given a more cautious capital spending environment. Within our disposable business, while we continue to make inroads with our VersaPACK™ kits in the U.S., the evaluation process remains lengthy, and some of our older, legacy products are encountering slower market growth globally.

  Total OEM sales increased 26.8% to $7.5 million compared with $5.9 million in the fourth quarter of fiscal 2011. OEM sales, which include sales to our marketing partners, benefited primarily from the shipment of a large order to Mobius Therapeutics, LLC as well as heightened demand for disposable products and generators from Stryker Corporation ("Stryker") and Codman & Shurtleff, Inc. ("Codman"), respectively, this quarter. We successfully resolved the production-related backlog that adversely affected OEM sales during the third quarter, and with continued robust demand, we expect strong sales to Stryker and Codman to continue into fiscal 2013.

  Disposable product sales totaled $13.8 million, an increase of 8.8% compared with sales of $12.6 million last year. Disposables growth was driven by stronger demand from our OEM partners and our continued account penetration for our VersaPACK™ product kits in the 2012 period. Capital equipment sales totaled $2.8 million in the fourth quarter of fiscal 2012 compared with $2.7 million in the fourth quarter of fiscal 2011, a 1.6% increase year-over-year due to the aforementioned constraints on capital spending. On a sequential basis, capital equipment sales growth improved 29.5% versus the third quarter, as the Company successfully worked through the backlog of orders.

Gross profit for the fourth quarter of fiscal 2012 totaled $9.8 million, or 58.2% of sales, compared with $9.4 million, or 60.2% of sales, in the fourth quarter of fiscal 2011. The margin performance, while up 450 basis points sequentially, was down 200 basis points from the prior year due to a mix shift in revenues in 2012 to our OEM business which experienced a strong 26.8% increase in sales. However, these OEM sales are below the Company's average gross profit margin.

Total operating expenses increased to $6.9 million, or 40.7% of sales, in the fourth quarter from $6.5 million, or 41.3% of sales, in the comparable period largely due to additional stock compensation included in general and administrative expenses. Operating income for the fourth quarter of fiscal 2012 of $2.9 million was essentially flat compared with $3.0 million last year.

Income from continuing operations was $1.9 million, or $0.08 per diluted share, as compared to $2.0 million, or $0.08 per diluted share, for the same period of fiscal 2011. Earnings before interest, taxes, depreciation and amortization ("EBITDA") totaled $3.3 million in the fourth quarter of fiscal 2012 as compared to EBITDA of $3.4 million in the prior year fourth quarter.

Fiscal Year Results

Total sales for fiscal 2012 increased 7.8% to $60.0 million compared with $55.7 million in fiscal year 2011. Income from continuing operations for fiscal 2012 increased 5.3% to $6.0 million, or $0.24 per diluted share, versus $5.7 million, or $0.23 per diluted share, in fiscal 2011. In addition, there was a net of loss from discontinued operations of $0.4 million or $0.02 per diluted share, related to the completion of the sale of assets from our plastic injection molding business in the fiscal 2012 period. Net income for fiscal year 2012 including discontinued operations was $5.6 million, or $0.22 per diluted share, remaining essentially flat compared with $5.6 million, or $0.23 per diluted share, in fiscal 2011.

As of July 31, 2012, the Company had approximately $12.7 million in cash on its balance sheet and no debt compared with $18.4 million in cash and $1.1 million in debt at the end of fiscal 2011. The reduction in cash over this period was primarily due to a tax payment of $5.8 million related to the Alcon, Inc. supply agreement.

Conference Call Information

Synergetics USA, Inc. will host a conference call today at 9:30 a.m. Central Time (10:30 a.m. Eastern) to discuss fourth quarter and fiscal year 2012 results and other recent developments, and to review its growth strategy. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 33288783. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast on the investor relations section of the Company's website www.synergeticsusa.com. A replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, surgical equipment and consumables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent distributor sales organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

In addition to results reported in accordance with GAAP, the Company occasionally provides non-GAAP financial information that management uses in evaluating the Company's performance, such as EBITDA. These non-GAAP amounts, including EBITDA, consist of GAAP amounts excluding inventory write-down and disposition charges to the extent occurring during the period. EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization.

The Company measures its performance primarily through its operating profit. In addition to its consolidated financial statements presented in accordance with GAAP, management uses certain non-GAAP measures, including EBITDA, to measure our operating performance.

EBITDA is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations. The use of EBITDA provides an indication of the Company's ability to service debt and measure operating performance. Management believes EBITDA is useful in evaluating the Company's operating performance compared to other companies in its industry and is beneficial to investors, potential investors and other key stakeholders, including creditors, who use this measure in their evaluation of the Company's performance.

EBITDA does have certain material limitations primarily due to the exclusion of certain amounts that are material to the Company's results of operations, such as interest expense, income tax expense, depreciation and amortization. Due to these limitations, EBITDA should not be considered a measure of discretionary cash available to the Company to invest in its business and should be utilized in conjunction with other information contained in the Company's unaudited consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2011, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
                         Consolidated Balance Sheets
                           July 31, 2012 and 2011
           (Dollars in thousands, except share and per share data)

                                                      2012          2011
                                                  ------------  ------------
Assets                                             (Unaudited)
Current assets
  Cash and cash equivalents                       $     12,680  $     18,399
  Accounts receivable, net of allowance for
   doubtful accounts of $319 and $282,
   respectively                                         11,795        11,148
  Inventories                                           15,679        12,082
  Prepaid expenses                                         825           961
  Deferred income taxes                                  1,247           792
  Assets held for sale                                      --           868
                                                  ------------  ------------
    Total current assets                                42,226        44,250
Property and equipment, net                              9,239         8,561
Intangible and other assets
  Goodwill                                              10,660        10,660
  Other intangible assets, net                          11,278        11,792
  Deferred income taxes                                  4,088         4,915
  Patents, net                                           1,179         1,050
  Cash value of life insurance                              93            82
                                                  ------------  ------------
    Total assets                                  $     78,763  $     81,310
                                                  ============  ============
Liabilities and stockholders' equity
Current liabilities
  Current maturities of long-term debt            $         --  $      1,053
  Accounts payable                                       2,144         1,567
  Accrued expenses                                       2,844         3,193
  Income taxes payable                                     191         6,233
  Deferred revenue                                       1,288           540
                                                  ------------  ------------
    Total current liabilities                            6,467        12,586
                                                  ============  ============
Long-term liabilities
  Deferred revenue                                      15,818        18,060
                                                  ------------  ------------
    Total long-term liabilities                         15,818        18,060
                                                  ------------  ------------
    Total liabilities                                   22,285        30,646
                                                  ------------  ------------
Commitments and contingencies
Stockholders' equity
  Common stock at July 31, 2012 and July 31,
   2011, $0.001 par value, 50,000,000 shares
   authorized; 25,160,069 and 24,970,884 shares
   issued and outstanding, respectively                     25            25
  Additional paid-in capital                            26,421        25,598
  Retained earnings                                     30,538        24,952
  Accumulated other comprehensive income (loss):
  Foreign currency translation adjustment                 (506)           89
                                                  ------------  ------------
    Total stockholders' equity                          56,478        50,664
                                                  ------------  ------------
    Total liabilities and stockholders' equity    $     78,763  $     81,310
                                                  ============  ============

                   Synergetics USA, Inc. and Subsidiaries
                Unaudited, Consolidated Statements of Income
                Fiscal Quarters Ended July 31, 2012 and 2011
          (Dollars in thousands, except share and per share data)

                                                     2012          2011
                                                 ------------  ------------
Net sales                                        $     16,861  $     15,652
Cost of sales                                           7,052         6,224
                                                 ------------  ------------
    Gross profit                                        9,809         9,428
                                                 ------------  ------------
Operating expenses
  Research and development                              1,009         1,126
  Sales and marketing                                   3,030         2,945
  General and administrative                            2,824         2,391
                                                 ------------  ------------
                                                        6,863         6,462
                                                 ------------  ------------
    Operating income                                    2,946         2,966
                                                 ------------  ------------
Other income (expenses)
  Investment income                                         8            17
  Interest expense                                         --           (20)
  Miscellaneous                                            (4)           --
                                                 ------------  ------------
                                                            4            (3)
                                                 ------------  ------------
    Income from continuing operations before
     provision for income taxes                         2,950         2,963
Provision for income taxes                              1,008           922
                                                 ------------  ------------
    Income from continuing operations            $      1,942  $      2,041
                                                 ============  ============
Loss from discontinued operations, net of income
 tax benefit of $5 and $2, respectively                    --             4
                                                 ------------  ------------
    Net income                                   $      1,942  $      2,037
                                                 ============  ============
Earnings per share:
  Basic
    Income from continuing operations            $       0.08  $       0.08
    Loss from discontinued operations                    0.00          0.00
                                                 ------------  ------------
    Net income                                   $       0.08  $       0.08
                                                 ============  ============
  Diluted
    Income from continuing operations            $       0.08  $       0.08
    Loss from discontinued operations                    0.00          0.00
                                                 ------------  ------------
    Net income                                   $       0.08  $       0.08
                                                 ============  ============
  Basic weighted average common shares
   outstanding                                     25,165,493    24,970,271
  Diluted weighted average common shares
   outstanding                                     25,293,168    25,137,786

                   Synergetics USA, Inc. and Subsidiaries
                     Consolidated Statements of Income
                  Years Ended July 31, 2012, 2011 and 2010
          (Dollars in thousands, except share and per share data)

                                       2012          2011          2010
                                   ------------  ------------  ------------
                                    (Unaudited)
                                   ------------
Net sales                          $     60,014  $     55,657  $     52,010
Cost of sales                            25,495        22,876        22,050
                                   ------------  ------------  ------------
    Gross profit                         34,519        32,781        29,960
                                   ------------  ------------  ------------
Operating expenses
  Research and development                3,642         3,713         3,008
  Sales and marketing                    11,881        11,474        11,958
  General and administrative             10,515         9,245         8,903
                                   ------------  ------------  ------------
                                         26,038        24,432        23,869
                                   ------------  ------------  ------------
    Operating income                      8,481         8,349         6,091
                                   ------------  ------------  ------------
Other income (expenses)
  Investment income                          40            99            38
  Interest expense                          (43)         (202)         (491)
  Settlement gain                            --            --         2,398
  Gain (loss) on sale of product
   line                                      --           (99)          817
  Miscellaneous                             (11)          (11)           23
                                   ------------  ------------  ------------
                                            (14)         (213)        2,785
                                   ------------  ------------  ------------
    Income from continuing
     operations before provision
     for income taxes                     8,467         8,136         8,876
Provision for income taxes                2,499         2,467         3,109
                                   ------------  ------------  ------------
    Income from continuing
     operations                    $      5,968  $      5,669  $      5,767
                                   ============  ============  ============
Loss from discontinued operations,
 net of income tax benefit of
 $193, $24 and $17, respectively            382            36            34
                                   ------------  ------------  ------------
    Net income                     $      5,586  $      5,633  $      5,733
                                   ============  ============  ============
Earnings per share:
  Basic
    Income from continuing
     operations                    $       0.24  $       0.23  $       0.23
    Loss from discontinued
     operations                           (0.02)         0.00          0.00
                                   ------------  ------------  ------------
    Net income                     $       0.22  $       0.23  $       0.23
                                   ============  ============  ============
  Diluted
    Income from continuing
     operations                    $       0.24  $       0.23  $       0.23
    Loss from discontinued
     operations                           (0.02)         0.00          0.00
                                   ------------  ------------  ------------
    Net income                     $       0.22  $       0.23  $       0.23
                                   ============  ============  ============
  Basic weighted average common
   shares outstanding                25,100,064    24,901,832    24,618,403
  Diluted weighted average common
   shares outstanding                25,253,580    25,035,095    24,672,605

                   Synergetics USA, Inc. and Subsidiaries
                  Unaudited Table of Net Income and EBITDA
        Three Months and Years Ended July 31, 2012 and July 31, 2011
                           (Dollars in thousands)

EBITDA Reconciliation

                                      Three Months Ended  Fiscal Year Ended
                                      July 31,  July 31,  July 31,  July 31,
                                        2012      2011      2012      2011
GAAP net income from continuing
 operations                          $   1,942 $   2,047 $   5,968 $   5,669
Interest expense                            --        20        43       202
Income taxes                             1,008       922     2,499     2,467
Depreciation                               198       233     1,093       972
Amortization                               116       163       601       653
EBITDA                               $   3,264 $   3,385 $  10,204 $   9,963

                   Synergetics USA, Inc. and Subsidiaries
                   Consolidated Statements of Cash Flows
                  Years Ended July 31, 2012, 2011 and 2010
          (Dollars in thousands, except share and per share data)

                                          2012         2011         2010
                                      -----------  -----------  -----------
Cash Flows from operating activities  (Unaudited)
  Net income                          $     5,586  $     5,633  $     5,733
  Plus: Loss from discontinued
   operations - net of tax                    382           36           34
                                      ===========  -----------  -----------
  Income from continuing operations         5,968        5,669        5,767
  Adjustments to reconcile net income
   to net cash provided by operating
   activities
    Depreciation                            1,093          972          986
    Amortization                              601          653          879
    Provision for doubtful accounts
     receivable                                50           (9)         (48)
    Stock-based compensation                  764          358          287
    Deferred income taxes                     153       (6,388)        (588)
    Loss (gain) on sale of equipment           --           50          (16)
    Loss (gain) on sale of product
     line                                      --           99         (817)
Changes in assets and liabilities
  (Increases) decreases in:
    Accounts receivable                      (844)      (2,095)        (303)
    Inventories                            (3,695)        (291)       3,138
    Prepaid expenses                           93         (150)        (389)
    Income taxes refundable                   219           --           --
  (Decrease) increase in:
    Accounts payable                          615         (253)        (112)
    Accrued expenses                         (183)         427         (453)
    Deferred revenue                       (1,494)        (430)      19,030
    Income taxes payable                   (5,848)       6,243           (9)
                                      -----------  -----------  -----------
      Net cash (used in) provided by
       operating activities                (2,508)       4,855       27,352
                                      -----------  -----------  -----------
Net cash provided by (used in)
 discontinued operations                       59          (68)         (43)
Net cash (used in) provided by
 operating activities                      (2,449)       4,787       27,309
                                      -----------  -----------  -----------
Cash Flows from investing activities
    Proceeds on the sale of equipment          --           11           16
    Purchase of property and
     equipment                             (1,809)      (1,687)        (892)
    Acquisition of patents and other
     intangibles                             (214)        (273)         (64)
    Proceeds from the sale of product
     line                                      --           --        1,527
    Increase in cash value of life
     insurance                                (11)         (10)          (9)
                                      -----------  -----------  -----------
      Net cash (used in) provided by
       continuing investing
       activities                          (2,034)      (1,959)         578
                                      -----------  -----------  -----------
Net cash used in discontinued
 operations                                    --         (382)        (241)
Net cash (used in) provided by
 investing activities                      (2,034)      (2,341)         337
                                      -----------  -----------  -----------
Cash flows from financing activities
    Excess of outstanding checks over
     bank balance                              --           --          (75)
    Net repayments on lines-of-credit          --           --       (5,035)
    Principal payments on revenue
     bonds payable                             --       (1,728)      (1,935)
    Payment on debt incurred for
     acquisition of trademark                (313)        (598)        (564)
    Principal payments on long-term
     debt                                    (740)        (685)      (1,620)
    Tax benefit associated with the
     exercise of non-qualified stock
     options                                   24          125           31
    Proceeds from the issuance of
     common stock                              35          210           68
                                      -----------  -----------  -----------
      Net cash used in financing
       activities                            (994)      (2,676)      (9,130)
                                      -----------  -----------  -----------
Foreign exchange rate effect on cash
 and cash equivalents                        (242)         (40)          (7)
                                      -----------  -----------  -----------
Net (decrease) increase in cash and
 cash equivalents                          (5,719)        (270)      18,509
Cash and cash equivalents
    Beginning                              18,399       18,669          160
    Ending                            $    12,680  $    18,399  $    18,669
                                      ===========  ===========  ===========

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer